Exhibit 99.1
November 4, 2019
Tim Boyle to Serve as Acting Chairman of Columbia Sportswear Company’s Board of Directors Following the Passing of Gert Boyle; Details Regarding Share Ownership

PORTLAND, Ore.--(BUSINESS WIRE)-- Columbia Sportswear Company (Nasdaq: COLM, the “Company”), a leading innovator in active outdoor apparel, footwear, accessories and equipment, today announced that, in accordance with prior actions by the Company’s Board of Directors (the “Board”), President and CEO Timothy P. Boyle will serve as Acting Chairman of the Board following the passing of Gertrude Boyle. The Board intends to consider and take action regarding the formal appointment of a new Chairman of the Board at its next regularly scheduled Board meeting in January 2020.

In addition to her leadership role within the Company, Mrs. Boyle held a substantial number of shares of the Company’s common stock. As of April 1, 2019, Gertrude Boyle held 9.4 million shares of the Company’s common stock, representing approximately 14% of the total shares outstanding. It is anticipated that the executor of Mrs. Boyle’s estate will be Sarah A. Bany, a longtime member of the Board and the sister of Timothy P. Boyle. The Company understands that Mrs. Boyle's estate plans call for the disposition of assets (which may include shares of the Company’s common stock) primarily to charitable foundations founded by family members, as well as directly to family members. The Company further understands that under current tax law, family charitable foundations receiving shares of the Company’s common stock would have up to five years to sell those shares, subject to any extensions. The Company intends to work with the parties to ensure the orderly transition of share ownership over the coming years.

Forward-Looking Statements
This document contains forward-looking statements within the meaning of the federal securities laws. Forward-looking statements often use words such as "will", "anticipate", "estimate", "expect", "should", "may" and other words and terms of similar meaning or reference future dates. The Company's expectations, beliefs and projections are expressed in good faith and are believed to have a reasonable basis; however, each forward-looking statement involves a number of risks and uncertainties, including those set forth in this document. The Company cautions that forward-looking statements are inherently less reliable than historical information. The Company does not undertake any duty to update any of the forward-looking statements after the date of this document to conform them to reflect changes in events, circumstances or its expectations.

About Columbia Sportswear Company
Columbia Sportswear Company has assembled a portfolio of brands for active lives, making it a leader in the global active lifestyle apparel, footwear, accessories, and equipment industry. Founded in 1938 in Portland, Oregon, the Company's brands are today sold in approximately 90 countries. In addition to the Columbia® brand, Columbia Sportswear Company also owns the Mountain Hardwear®, SOREL® and prAna® brands. To learn more, please visit the Company's websites at www.columbia.com, www.mountainhardwear.com, www.sorel.com, and www.prana.com.

Contact:
Andrew Burns
Director of Investor Relations
Columbia Sportswear Company
(503) 985-4112
aburns@columbia.com